EXHIBIT A
to
TOUCHSTONE FUNDS GROUP TRUST
DISTRIBUTION AND SHAREHOLDER SERVICES PLAN
for
CLASS A SHARES
Dated July 16, 2021

Touchstone Active Bond Fund
Touchstone Credit Opportunities Fund
Touchstone Dividend Equity Fund
Touchstone High Yield Fund
Touchstone Impact Bond Fund
Touchstone International ESG Equity Fund
Touchstone Mid Cap Fund
Touchstone Mid Cap Value Fund
Touchstone Sands Capital Select Growth Fund
Touchstone Small Cap Fund
Touchstone Small Cap Value Fund
Touchstone Ultra Short Duration Fixed Income Fund

This Exhibit A to the Touchstone Funds Group Trust’s Distribution and Shareholder Services Plan is executed as of the date first set forth above.

TOUCHSTONE FUNDS GROUP TRUST

By:	/s/Terrie A. Wiedenheft
Name:	Terrie A. Wiedenheft
Title:	Treasurer and Controller

TOUCHSTONE SECURITIES, INC.

By:	/s/Terrie A. Wiedenheft
Name:	Terrie A. Wiedenheft
Title:	CFO

By:	/s/E. Blake Moore, Jr.
Name:	E. Blake Moore, Jr.
Title:	President and CEO